FOR IMMEDIATE RELEASE	Contact:	Peter J. Cunningham
First Vice President
Investor Relations
516-327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION REPORTS FIRST QUARTER
 EARNINGS PER SHARE OF $0.14

Margin Increased 24 Basis Points; Quarterly Cash Dividend of $0.13 Per Share Declared

Lake Success, New York – April 21, 2010 – Astoria Financial Corporation (NYSE: AF) (“Astoria”, the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $12.9 million, or $0.14 diluted earnings per share (“EPS”) for the quarter ended March 31, 2010, an increase of 47% and 40%, respectively, from $8.8 million, or $0.10 EPS, for the 2009 first quarter and 59% and 56%, respectively, from $8.1 million, or $0.09 EPS, for the 2009 fourth quarter.  Last year’s first quarter results include an other-than-temporary impairment (“OTTI”), after-tax, non-cash charge of $3.4 million, or $0.04 EPS.
Commenting on the first quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, stated, “I am very pleased with the significant improvement in the net interest margin and higher net interest income despite a smaller balance sheet.  I am encouraged by the noticeable stabilization in loan delinquencies which has led to some improvement in credit costs.”
Board Declares Quarterly Cash Dividend of $0.13 Per Share
The Board of Directors of the Company, at their April 21, 2010 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on June 1, 2010 to shareholders of record as of May 17, 2010.  This is the sixtieth consecutive quarterly cash dividend declared by the Company.
First Quarter 2010 Earnings Summary
Net interest income for the quarter ended March 31, 2010 increased $9.4 million, or 9.0%, from the 2009 fourth quarter and $2.7 million, or 2.4%, from the 2009 first quarter to $114.4 million.  The net interest margin for the quarter ended March 31, 2010 increased to 2.39%, 24 basis points above the 2009 fourth quarter and 23 basis points higher than the 2009 first quarter.  The increases were due to the cost of liabilities declining more rapidly than the yield on interest-earning assets.

“We have been successful in our efforts to reduce the cost of CDs while extending the maturity terms in an effort to reduce interest rate risk sensitivity,” Mr. Engelke noted.  During the 2010 first quarter, $2.5 billion of non-Liquid CDs matured, with a weighted average rate of 2.89% and an original weighted average maturity of 14 months, and $2.3 billion of non-Liquid CDs were issued or repriced, with a weighted average rate of 1.63% and a weighted average maturity of 18 months.  During the 2010 second quarter, $1.5 billion of non-Liquid CDs are scheduled to mature, with a weighted average rate of 2.06%.  For the second half of 2010, non-Liquid CDs totaling $2.5 billion are scheduled to mature, with a weighted average rate of 2.10%.  For comparison, non-Liquid CDs were issued in March at a weighted average rate of 1.26%.  For additional detail regarding the yields on interest-earning assets and costs of interest-bearing liabilities please refer to the “Average Balance Sheets” table included in this release.
For the quarter ended March 31, 2010, a $45.0 million provision for loan losses was recorded compared to $50.0 million for both the previous quarter and the 2009 first quarter.  “The provision recorded this quarter is the first improvement in four quarters and recognizes the stabilizing trends in overall credit quality, particularly the decrease in early stage loan delinquencies.  Should the economy continue to show signs of improvement and the positive trend in loan delinquencies continue, future credit costs should continue to improve,” Mr. Engelke noted.
Non-interest income for the quarter ended March 31, 2010 totaled $18.7 million compared to $21.9 million, excluding gain on sales of securities, for the 2009 fourth quarter and $19.1 million, excluding gains on sales of securities and a non-cash pre-tax OTTI charge of $5.3 million, for the 2009 first quarter.   The linked quarter decrease was primarily due to a $1.3 million decline in customer service fees and a $1.8 million decrease in other income.  The decrease from the 2009 first quarter was primarily due to a $1.5 million decline in customer service fees, partially offset by a $1.1 million increase in mortgage banking income, net.
General and administrative expense for the quarter ended March 31, 2010 totaled $68.3 million compared to $66.8 million for the 2009 fourth quarter and $64.0 million for the 2009 first quarter.   The linked quarter increase was primarily due to a $1.1 million increase in compensation and benefits expense.  The year over year increase is primarily due to a $2.7 million increase in FDIC insurance premiums and a $1.3 million increase in compensation and benefits expense.
Balance Sheet Summary
Total assets decreased $191.1 million from December 31, 2009 and totaled $20.1 billion at March 31, 2010.  The loan portfolio declined $142.9 million from December 31, 2009 to $15.6 billion at March 31, 2010.  The one-to-four family portfolio totaled $11.8 billion at March 31, 2010 compared to $11.9 billion at December 31, 2009 and the combined multifamily/commercial real estate portfolio totaled $3.3 billion at March 31, 2010 compared to $3.4 billion at December 31, 2009.
One-to-four family loan originations and purchases for portfolio for the quarter ended March 31, 2010 totaled $838.9 million compared to $916.4 million for the previous quarter and $382.5 million for the comparable 2009 quarter.  One-to-four family loan prepayments for the quarter ended March 31, 2010 totaled $749.6 million compared to $891.3 million for the previous quarter and $457.1 million for the 2009 first quarter.  The loan-to-value ratio (“LTV”) of the one-to-four family loan production for portfolio for the 2010 first quarter averaged 62% at origination and the loan amount averaged approximately $720,000.

Deposits totaled $12.7 billion at March 31, 2010 compared to $12.8 billion at December 31, 2009. The decrease was due primarily to decreases in CDs.  Important to note, low-cost savings, money market and checking deposits increased $80.6 million, or 8% annualized, in the 2010 first quarter.  Also noteworthy, total deposits are comprised of retail deposits and do not include any broker or municipal deposits.
Stockholders’ equity was $1.2 billion, or 6.06% of total assets at March 31, 2010.  Astoria Federal continues to be designated as well-capitalized with core, tangible, risk-based and Tier 1 risk-based capital ratios of 6.94%, 6.94%, 13.11% and 11.84%, respectively, at March 31, 2010.
Asset Quality
Non-performing loans (“NPL”), including troubled debt restructurings (“TDR”) of $59.9 million, totaled $419.1 million, or 2.09% of total assets, at March 31, 2010, up slightly from the previous quarter.  During the 2010 first quarter, $25.7 million of NPLs were either sold or classified as held-for-sale.  At March 31, 2010, one-to-four family NPLs totaled $349.5 million, multi-family/CRE/construction NPLs totaled $64.7 million and consumer and other NPLs totaled $4.9 million compared to $330.1 million, $73.7 million and $4.8 million, respectively, at December 31, 2009.  Important to note, of the $349.5 million of non-performing one-to-four family loans, $246.1 million, or 70.4%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.  “Although non-performing loans have increased slightly from the previous quarter, as we anticipated they would, we are encouraged by the improving trends in early stage loan delinquencies.  Loans 30-89 days past due declined $20.9 million, or 7%, from the previous quarter and $53.3 million, or 17%, from the 2009 first quarter,” Mr. Engelke noted.
The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:
(In millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPL)	Total 30-90+ Days Past Due
At March 31, 2009	$215.9	$105.7	$321.6	$21.7	$336.6	$658.2
At June 30, 2009	$210.5	$109.7	$320.2	$(1.4)	$360.0	$680.2
At Sept. 30, 2009	$197.6	$75.9	$273.5	$(46.7)	$408.5	$682.0
At Dec. 31, 2009	$212.9	$76.3	$289.2	$15.7	$408.6	$697.8
At March 31, 2010	$185.6	$82.7	$268.3	$(20.9)	$419.1	$687.4

The table below details, as of March 31, 2010, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states.  More comprehensive state details are included in the “One-to-Four Family Residential Loan Portfolio-Geographic Analysis” table included in this release.

($ In millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$3,121.1	26.3%	$47.4	1.52%
Illinois	$1,476.6	12.5%	$45.5	3.08%
Connecticut	$1,155.9	9.8%	$31.6	2.73%
California	$1,022.9	8.6%	$44.2	4.32%
New Jersey	$898.6	7.6%	$48.0	5.34%
Massachusetts	$843.4	7.1%	$16.0	1.90%
Virginia	$758.0	6.4%	$20.3	2.68%
Maryland	$742.7	6.3%	$39.8	5.36%
Washington	$355.7	3.0%	$2.9	0.82%
Florida	$256.4	2.2%	$26.9	10.49%
Top 10 States	$10,631.3	89.8%	$322.6	3.03%
All other states (1)	$1,215.2	10.2%	$26.9	2.21%
Total 1-4 Family Portfolio	$11,846.5	100%	$349.5	2.95%
(1)  Includes 28 states and Washington, D.C.
Net loan charge-offs for the quarter ended March 31, 2010 totaled $28.3 million (of which $17.4 million represented one-to-four family loans and $10.6 million represented multi-family/CRE loans) compared to $32.6 million (of which $22.8 million represented one-to-four family loans and $9.2 million represented multi-family/CRE loans) for the 2009 fourth quarter.  Included in the $17.4 million one-to-four family net loan charge-offs are $13.3 million of charge-offs on $48.7 million of non-performing loans which, at 180 days delinquent or annually thereafter, were adjusted to the estimated fair value of the underlying collateral less selling costs.  “While we expect non-performing loan levels may remain elevated for sometime as we work through the foreclosure process, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already marked down, and charged-off as necessary, over 70% of the residential non-performing loans to their adjusted fair value less selling costs,” Mr. Engelke noted.
Selected Asset Quality Metrics
(at or for the three months ended March 31, 2010)
($ in millions)	1-4 Family		Multi- family		CRE	Construction	Consumer & Other		Total
Loan portfolio balance	$11,846.5		$2,490.1		$851.1	$20.9	$326.4	(1)	$15,637.8	(2)
Non-performing loans	$349.5	(3)	$52.5	(4)	$4.5	$7.7	$4.9		$419.1	(3)
NPLs/total loans	2.23%		0.34%		0.03%	0.05%	0.03%		2.68%
Net charge-offs 1Q10	$17.4		$6.3		$4.3	$0.0	$0.3		$28.3
(1)  Includes home equity loans of $298.7 million
(2)  Includes $102.9 million of net unamortized premiums and deferred loan costs
(3)  Includes $246.1 million reviewed and adjusted, as needed, at 180 days delinquent and annually thereafter
(4)  Includes $23.7 million of TDRs performing in accordance with their modified terms

Supervisory Goodwill Litigation Settlement
On January 8, 2008, the U.S. Court of Federal Claims (“Federal Claims Court”) awarded Astoria Federal $16.0 million in damages (“Original Award”) from the U.S. Government in the case entitled Astoria Federal Savings and Loan Association vs. The United States, No 95-468C.  The case involved an assisted acquisition made in the early 1980’s and supervisory goodwill accounting utilized in connection therewith.  The U.S. Government appealed such decision to the U.S. Court of Appeals for the Federal Circuit (“Appeals Court”).  On May 28, 2009, the Appeals Court affirmed in part and reversed in part the lower court’s ruling and remanded the case to Federal Claims Court for further proceeding.  On April 12, 2010, Astoria Federal and the U.S. Government entered into a stipulated settlement agreement (the “Agreement”) in the amount of $6.2 million, which, after-tax, the Company will recognize in net income in the 2010 second quarter.  The Agreement is intended to resolve all claims arising from or related to the aforementioned case.  No portion of the Original Award was recognized in our consolidated financial statements.  Legal expense related to this action has been recognized as it was incurred.
Future Outlook
Commenting on the outlook for 2010, Mr. Engelke stated, “While it appears that a moderate economic recovery is underway, the housing market remains soft and high unemployment persists, which may restrain the pace of the recovery.  This notwithstanding, the long-term outlook for credit is improving which should translate into declining credit costs and improved financial performance this year.  In terms of loan growth, as the interest rate for 30-year fixed-rate conforming mortgage loans increases, we anticipate that loan prepayments should decline, which should result in loan growth in the second half of the year.”
Astoria Financial Corporation, with assets of $20.1 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $12.7 billion, is the largest thrift depository in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

Earnings Conference Call April 22, 2010 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, April 22, 2010 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, passcode 64457235.  A telephone replay will be available on April 22, 2010 from 1:00 p.m. (ET) through midnight May 1, 2010 (ET).  The replay number is (800) 642-1687, passcode: 64457235.  The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.
Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	March 31,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$54,818	$71,540
Repurchase agreements	54,400	40,030
Securities available-for-sale	791,622	860,694
Securities held-to-maturity
(fair value of $2,435,777 and $2,367,520, respectively)	2,379,143	2,317,885
Federal Home Loan Bank of New York stock, at cost	178,090	178,929
Loans held-for-sale, net	23,637	34,274
Loans receivable:
Mortgage loans, net	15,308,082	15,447,115
Consumer and other loans, net	329,726	333,607
	15,637,808	15,780,722
Allowance for loan losses	(210,748)	(194,049)
Total loans receivable, net	15,427,060	15,586,673
Mortgage servicing rights, net	9,263	8,850
Accrued interest receivable	68,461	66,121
Premises and equipment, net	135,677	136,195
Goodwill	185,151	185,151
Bank owned life insurance	403,711	401,735
Real estate owned, net	49,302	46,220
Other assets	300,708	317,882

TOTAL ASSETS	$20,061,043	$20,252,179

LIABILITIES
Deposits	$12,684,835	$12,812,238
Reverse repurchase agreements	2,400,000	2,500,000
Federal Home Loan Bank of New York advances	2,984,000	3,000,000
Other borrowings, net	377,927	377,834
Mortgage escrow funds	152,354	114,036
Accrued expenses and other liabilities	245,419	239,457

TOTAL LIABILITIES	18,844,535	19,043,565

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 97,895,929 and 97,083,607 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	851,191	857,662
Retained earnings	1,823,683	1,829,199
Treasury stock (68,598,959 and 69,411,281 shares, at cost, respectively)	(1,417,575)	(1,434,362)
Accumulated other comprehensive loss	(27,539)	(29,779)
Unallocated common stock held by ESOP
(4,071,488 and 4,304,635 shares, respectively)	(14,917)	(15,771)

TOTAL STOCKHOLDERS' EQUITY	1,216,508	1,208,614

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,061,043	$20,252,179

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2010	2009
Interest income:
Mortgage loans:
One-to-four family	$140,954	$162,940
Multi-family, commercial real estate and construction	51,125	56,614
Consumer and other loans	2,651	2,678
Mortgage-backed and other securities	31,347	43,104
Repurchase agreements and interest-earning cash accounts	15	16
Federal Home Loan Bank of New York stock	2,496	1,686
Total interest income	228,588	267,038
Interest expense:
Deposits	53,542	90,760
Borrowings	60,694	64,601
Total interest expense	114,236	155,361

Net interest income	114,352	111,677
Provision for loan losses	45,000	50,000
Net interest income after provision for loan losses	69,352	61,677
Non-interest income:
Customer service fees	13,293	14,839
Other loan fees	706	939
Gain on sales of securities	-	2,112
Other-than-temporary impairment write-down of securities	-	(5,300)
Mortgage banking income, net	1,557	496
Income from bank owned life insurance	1,976	1,979
Other	1,160	877
Total non-interest income	18,692	15,942
Non-interest expense:
General and administrative:
Compensation and benefits	35,251	34,000
Occupancy, equipment and systems	16,449	16,331
Federal deposit insurance premiums	6,597	3,905
Advertising	1,820	1,559
Other	8,142	8,166
Total non-interest expense	68,259	63,961

Income before income tax expense	19,785	13,658
Income tax expense	6,859	4,862

Net income	$12,926	$8,796

Basic earnings per common share	$0.14	$0.10

Diluted earnings per common share	$0.14	$0.10

Basic weighted average common shares	91,460,463	90,213,163
Diluted weighted average common and common
equivalent shares	91,460,597	90,213,406

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
	2010				2009
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,003,619		$140,954	4.70%	$12,373,027		$162,940	5.27%
Multi-family, commercial real
estate and construction	3,426,708		51,125	5.97	3,862,820		56,614	5.86
Consumer and other loans (1)	332,355		2,651	3.19	340,389		2,678	3.15
Total loans	15,762,682		194,730	4.94	16,576,236		222,232	5.36
Mortgage-backed and other securities (2)	3,139,875		31,347	3.99	3,884,464		43,104	4.44
Repurchase agreements and
interest-earning cash accounts	81,361		15	0.07	29,451		16	0.22
Federal Home Loan Bank stock	183,279		2,496	5.45	193,887		1,686	3.48
Total interest-earning assets	19,167,197		228,588	4.77	20,684,038		267,038	5.16
Goodwill	185,151				185,151
Other non-interest-earning assets	897,307				853,628
Total assets	$20,249,655				$21,722,817

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,069,767		2,065	0.40	$1,849,591		1,847	0.40
Money market	328,994		358	0.44	294,873		679	0.92
NOW and demand deposit	1,615,957		257	0.06	1,468,953		278	0.08
Liquid certificates of deposit	672,635		823	0.49	979,723		4,977	2.03
Total core deposits	4,687,353		3,503	0.30	4,593,140		7,781	0.68
Certificates of deposit	7,986,739		50,039	2.51	8,999,236		82,979	3.69
Total deposits	12,674,092		53,542	1.69	13,592,376		90,760	2.67
Borrowings	5,942,452		60,694	4.09	6,530,207		64,601	3.96
Total interest-bearing liabilities	18,616,544		114,236	2.45	20,122,583		155,361	3.09
Non-interest-bearing liabilities	422,655				410,152
Total liabilities	19,039,199				20,532,735
Stockholders' equity	1,210,456				1,190,082
Total liabilities and stockholders' equity	$20,249,655				$21,722,817

Net interest income/net interest
rate spread (3)			$114,352	2.32%			$111,677	2.07%
Net interest-earning assets/net
interest margin (4)	$550,653			2.39%	$561,455			2.16%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2010	2009

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	4.27%	2.96%
Return on average tangible stockholders' equity (1)	5.04	3.50
Return on average assets	0.26	0.16
General and administrative expense to average assets	1.35	1.18
Efficiency ratio (2)	51.31	50.12
Net interest rate spread	2.32	2.07
Net interest margin	2.39	2.16

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity	4.27%	4.11%
Non-GAAP return on average tangible stockholders' equity (1)	5.04	4.87
Non-GAAP return on average assets	0.26	0.23
Non-GAAP efficiency ratio (2)	51.31	48.12

Asset Quality Data (dollars in thousands)
Non-performing assets (4)	$468,354	$366,747
Non-performing loans (4)	419,052	336,574
Loans delinquent 90 days or more and still accruing interest	846	1,227
Non-accrual loans	418,206	335,347
Loans 60-89 days delinquent	82,745	105,655
Loans 30-59 days delinquent	185,633	215,902
Net charge-offs	28,301	19,842

Non-performing loans/total loans	2.68%	2.05%
Non-performing loans/total assets	2.09	1.57
Non-performing assets/total assets	2.33	1.71
Allowance for loan losses/non-performing loans	50.29	44.33
Allowance for loan losses/non-accrual loans	50.39	44.49
Allowance for loan losses/total loans	1.35	0.91
Net charge-offs to average loans outstanding (annualized)	0.72	0.48

Capital Ratios (Astoria Federal)
Tangible	6.94%	6.55%
Core	6.94	6.55
Risk-based	13.11	12.45
Tier 1 risk-based	11.84	11.24

Other Data
Cash dividends paid per common share	$0.13	$0.13
Book value per share (5)	12.97	13.03
Tangible book value per share (6)	10.99	11.02
Tangible stockholders' equity/tangible assets (1) (7)	5.19%	4.79%
Mortgage loans serviced for others (in thousands)	$1,412,537	$1,217,206
Full time equivalent employees	1,573	1,585

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	See page 12 for a reconciliation of GAAP measures to non-GAAP measures for the three months ended March 31, 2009.
(4)
Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2010		At December 31, 2009		At March 31, 2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,496,971	5.11%	$11,565,280	5.22%	$11,911,793	5.60%
Multi-family, commercial real estate and construction	3,297,433	6.03	3,375,795	6.03	3,726,954	5.98
Mortgage-backed and other securities (3)	3,170,765	4.00	3,178,579	4.04	3,682,650	4.31

Interest-bearing liabilities:
Savings	2,110,356	0.40	2,041,701	0.40	1,890,372	0.40
Money market	331,362	0.44	326,842	0.44	308,352	0.82
NOW and demand deposit	1,654,089	0.06	1,646,633	0.06	1,529,856	0.06
Liquid certificates of deposit	644,787	0.50	711,509	0.50	977,387	1.69
Total core deposits	4,740,594	0.30	4,726,685	0.30	4,705,967	0.58
Certificates of deposit	7,944,241	2.44	8,085,553	2.79	8,923,211	3.61
Total deposits	12,684,835	1.64	12,812,238	1.87	13,629,178	2.57
Borrowings, net	5,761,927	4.08	5,877,834	4.17	6,137,423	4.11

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the other-than-temporary impairment write-down of securities charge and related tax effect detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	March 31, 2009
	GAAP	Adjustments	Non-GAAP

Net interest income	$111,677	$-	$111,677
Provision for loan losses	50,000	-	50,000

Net interest income after provision for loan losses	61,677	-	61,677
Non-interest income	15,942	5,300	21,242
Non-interest expense (general and administrative expense)	63,961	-	63,961

Income before income tax expense	13,658	5,300	18,958
Income tax expense	4,862	1,855	6,717

Net income	$8,796	$3,445	$12,241

Basic earnings per common share	$0.10	$0.04	$0.14

Diluted earnings per common share	$0.10	$0.04	$0.14

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP efficiency ratio substitutes non-GAAP non-interest income for non-interest income in the corresponding ratio calculation.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)

	At March 31, 2010
			Non-perfoming loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,788.6	$25.7	0.92%
Alt A < 70% LTV	$253.9	$12.1	4.77%
Alt A 70%-80% LTV	$78.6	$9.6	12.21%
State Total	$3,121.1	$47.4	1.52%

Illinois
Full Income	$1,217.9	$16.1	1.32%
Alt A < 70% LTV	$124.9	$10.6	8.49%
Alt A 70%-80% LTV	$133.8	$18.8	14.05%
State Total	$1,476.6	$45.5	3.08%

Connecticut
Full Income	$973.0	$9.6	0.99%
Alt A < 70% LTV	$122.9	$11.4	9.28%
Alt A 70%-80% LTV	$60.0	$10.6	17.67%
State Total	$1,155.9	$31.6	2.73%

California
Full Income	$693.6	$15.2	2.19%
Alt A < 70% LTV	$167.0	$9.3	5.57%
Alt A 70%-80% LTV	$162.3	$19.7	12.14%
State Total	$1,022.9	$44.2	4.32%

New Jersey
Full Income	$714.1	$26.7	3.74%
Alt A < 70% LTV	$94.5	$7.0	7.41%
Alt A 70%-80% LTV	$90.0	$14.3	15.89%
State Total	$898.6	$48.0	5.34%

Massachusetts
Full Income	$731.5	$6.6	0.90%
Alt A < 70% LTV	$73.5	$3.7	5.03%
Alt A 70%-80% LTV	$38.4	$5.7	14.84%
State Total	$843.4	$16.0	1.90%

Virginia
Full Income	$580.1	$7.7	1.33%
Alt A < 70% LTV	$73.0	$2.5	3.42%
Alt A 70%-80% LTV	$104.9	$10.1	9.63%
State Total	$758.0	$20.3	2.68%

Maryland
Full Income	$574.3	$14.6	2.54%
Alt A < 70% LTV	$78.0	$5.1	6.54%
Alt A 70%-80% LTV	$90.4	$20.1	22.23%
State Total	$742.7	$39.8	5.36%

Washington
Full Income	$344.9	$1.3	0.38%
Alt A < 70% LTV	$7.6	$1.6	21.05%
Alt A 70%-80% LTV	$3.2	$0.0	0.00%
State Total	$355.7	$2.9	0.82%

Florida
Full Income	$172.8	$14.3	8.28%
Alt A < 70% LTV	$48.3	$6.0	12.42%
Alt A 70%-80% LTV	$35.3	$6.6	18.70%
State Total	$256.4	$26.9	10.49%

Other States
Full Income	$1,075.6	$15.4	1.43%
Alt A < 70% LTV	$79.5	$3.7	4.65%
Alt A 70%-80% LTV	$60.1	$7.8	12.98%
State Total	$1,215.2	$26.9	2.21%

Total all states
Full Income	$9,866.4	$153.2	1.55%
Alt A < 70% LTV	$1,123.1	$73.0	6.50%
Alt A 70%-80% LTV	$857.0	$123.3	14.39%
Grand total	$11,846.5	$349.5	2.95%

Note:  LTVs are based on current principal balances and original appraised values